Exhibit 99.1

New York Mortgage Trust Reports

First Quarter 2013 Results

NEW YORK, NY – May 7, 2013 (GLOBE NEWSWIRE) – New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT,” the “Company,” “we,” “our” or “us”) today reported results for the three months ended March 31, 2013.

Summary of First Quarter 2013:

●

Net income attributable to common stockholders of $15.4 million, representing basic income per common share of $0.31, as compared to net income attributable to common stockholders of $5.8 million and basic income per common share of $0.42 for the quarter ended March 31, 2012.

●	Net interest income rose to $13.1 million, an increase of $6.8 million from the same period in the prior year and an increase of $1.6 million from the previous quarter.

●	Portfolio net interest margin was 348 basis points, an increase of 15 basis points from the previous quarter.

●	Declared first quarter dividend of $0.27 per common share that was paid on April 25, 2013.

●	Book value per common share of $6.55, as compared to $6.50 per common share at December 31, 2012.

Company Overview

NYMT is an internally managed real estate investment trust, or REIT, which invests in mortgage-related and financial assets. The Company currently targets multi-family CMBS, Agency RMBS, including Agency fixed-rate RMBS, Agency ARMs, and Agency IOs, certain commercial real estate-related debt investments and residential mortgage loans, including loans sourced from distressed markets. RiverBanc, LLC, The Midway Group, L.P. and Headlands Asset Management, LLC provide investment management services to the Company with respect to certain of its targeted asset classes. For a list of defined terms used from time to time in this press release, see “Defined Terms” below.

Management Overview

Steven Mumma, NYMT’s CEO and President, commented: “Over the past eighteen months, we have constructed a portfolio of diversified financial assets that we believe will benefit from improving credit metrics and focuses on total rate of return rather than strictly net interest margin. Since first implementing this strategy, we have invested approximately $157 million, or 48%, of our equity capital as of March 31, 2013 into credit-sensitive assets, such as the multi-family CMBS issued by the Freddie Mac K-Series securitizations and distressed residential mortgage loans, that we believe are capable of producing strong returns for the Company’s portfolio as U.S. economic conditions improve. During the 2013 first quarter, this strategy produced solid quarterly earnings of $0.31 per share despite a challenging environment for Agency RMBS. Of the $0.31 net income per share this quarter, $0.14 per share was contributed by unrealized gains on our multi-family CMBS investments, which benefitted from improved valuations driven by credit spread tightening during the quarter. In addition, although not a significant contributor to earnings in the first quarter, we believe the valuations on the pool of distressed loans we acquired in December 2012 have improved during the past four months and we anticipate that these assets will contribute in a meaningful way to our total return in 2013.”

“For the balance of 2013, the focus will be on continuing to build out our investment portfolio with credit-sensitive assets that rely on asset selection rather than leverage to generate our targeted returns. Similar to 2012, we expect to source structured financing opportunities capable of enhancing the yields on these credit-sensitive assets while minimizing the Company’s liquidity risk. We will maintain our investment in our Agency IO strategy and to a lesser extent in our Agency RMBS portfolio.”

“We completed a public offering of our common stock on May 3rd that resulted in approximately $94.5 million of net proceeds to the Company. Ultimately, we intend to invest the net proceeds in credit- sensitive assets, including approximately $41 million in late May to acquire another first loss PO security and certain IO securities issued by a new K-Series securitization. We expect these additional investments, together with the appropriate form of structured financing, will provide meaningful returns to our portfolio in 2013.”

Results of Operations

For the three months ended March 31, 2013, the Company reported consolidated net income attributable to common stockholders of $15.4 million, or $0.31 basic income per common share, as compared to consolidated net income attributable to common stockholders of $5.8 million, or $0.42 basic income per common share, for the same period in 2012. The main components of the change in net income for the three months ended March 31, 2013 as compared to the same period for the prior year are detailed in the following table (dollar amounts in thousands, except per share data):

	For the Three Months Ended March 31,
	2013	2012	$ Change
Net interest income	$13,071	$6,244	$6,827
Total other income	$6,378	$2,364	$4,014
Total general, administrative and other expenses	$3,935	$2,718	$1,217
Income from operations before income taxes	$15,514	$5,890	$9,624
Income tax expense	$131	$—	$131
Net income	$15,383	$5,890	$9,493
Net income attributable to common stockholders	$15,383	$5,839	$9,544
Basic income per common share	$0.31	$0.42	$(0.11)
Diluted income per common share	$0.31	$0.42	$(0.11)

In general, the increase in all categories is largely attributable to the growth in the Company’s stockholders’ equity from $93.0 million as of March 31, 2012 to $328.4 million as of March 31, 2013, and the corresponding growth in its balance sheet.

The increase in net interest income was primarily due to an increase of $1.1 billion in average interest earning assets at March 31, 2013 as compared to the first quarter of 2012. The increase in average interest earning assets was due to the deployment of net proceeds totaling $231.6 million from the four public equity offerings we completed in 2012 and increased borrowings under repurchase agreements that we used to acquire additional Agency RMBS. The Company’s portfolio net interest margin was 348 basis points for the quarter ended March 31, 2013 as compared to net interest margin of 333 basis points for the quarter ended December 31, 2012 and 658 basis points for the quarter ended March 31, 2012.   The increase in net interest margin in the first quarter of 2013 from the previous quarter was attributable to our investments in credit assets.  The decrease in net interest margin from the period ended March 31, 2012 was largely attributable to a decreased emphasis in our IO strategy as a percentage of invested equity, an increased position in our levered Agency RMBS strategy and increased investments in other levered investments.

The increase in other income includes a $5.0 million increase in net unrealized gains on multi-family loans and debt held in securitization trusts, an increase in unrealized gain on investment securities and related hedges of $3.3 million, partially offset by an increase in realized loss on investment securities and related hedges of $4.2 million that is primarily related to our Agency IO portfolio.

The increase in unrealized gains from our investment in multi-family loans and debt held in securitization trusts was due to improved credit spreads as well as a significant increase in our investment in this asset class as compared to the previous period. Credit spreads on these assets benefited from improved credit market conditions and greater demand by investors, resulting in increased valuations for our investments.

The increase in general, administrative and other expenses is due to an increase of $0.5 million in other expenses, an increase of $0.5 million in management fees, an increase of $0.1 million in salaries, benefits and directors’ compensation, and an increase of $0.1 million in professional fees. The increase in management fees for the three months ended March 31, 2013 is primarily a result of the increase in assets managed by external managers. The increase in other categories is largely a result of the growth of our equity capital and balance sheet.

Book value per common share as of March 31, 2013 was $6.55, representing an increase of $0.05 per common share from the Company’s book value at December 31, 2012.

Investment Allocation

The following table sets forth our allocated equity by investment type at March 31, 2013 (dollar amounts in thousands):

	Agency RMBS(1)	Agency IOs	Multi-Family CMBS(2)	Distressed Residential Loans	Residential Securitized Loans	Other(3)	Total

Carrying value	$870,245	$128,283	$209,486	$59,898	$180,713	$44,277	$1,492,902
Liabilities:
Callable(4)	(781,055)	(89,434)	-	-	-	(8,335)	(878,824)
Non callable	-	-	(78,971)	(38,700)	(174,619)	(45,000)	(337,290)
Hedges (Net)(5)	3,313	6,579	-	1,583	-	-	11,475
Cash	-	24,151	-	-	-	15,888	40,039
Other	4,406	1,945	1,893	1,983	1,285	(11,366)	146

Net equity allocated	$96,909	$71,524	$132,408	$24,764	$7,379	$(4,536)	$328,448

(1)	Includes both Agency ARMs and Agency fixed rate RMBS.
(2)

The Company determined it is the primary beneficiary of the Consolidated K-Series and has consolidated the Consolidated K-Series into the Company’s financial statements. A reconciliation to our financial statements as of March 31, 2013 follows:

Multi-Family loans held in securitization trusts, at fair value	$5,376,150
Multi-Family CDOs, at fair value	(5,243,071)
Net carrying value	133,079
Investment securities available for sale, at fair value held in securitization trusts	76,407
Total CMBS, at fair value	209,486
Securitized debt	(78,971)
Other	1,893
Net Equity in Multi-Family CMBS	$132,408

(3)

Other includes CLOs having a carrying value of $32.7 million, as well as loans held for investment and non-Agency RMBS. Other callable liabilities include an $8.3 million repurchase agreement on our CLO securities and other non-callable liabilities consist of $45.0 million in subordinated debentures.

(4)	Consists of borrowings under repurchase agreements.
(5)	Includes derivative assets, derivative liabilities, payable for securities purchased and restricted cash posted as margin.

Portfolio Asset Yields

The following table summarizes the Company’s significant assets at March 31, 2013, classified by relevant categories (dollar amount in thousands):

	Carrying Value	Coupons(1)	Yield(1)	CPR(1)
Agency ARMs	$253,658	2.95%	1.29%	20.8%
Agency Fixed Rate RMBS	$616,587	2.94%	2.21%	3.8%
Agency IOs	$128,283	5.80%	10.31%	21.6%
CMBS(2)	$209,486	0.11%	12.46%	N/A
Distressed Residential Loans	$59,898	5.49%	9.58%	N/A
Residential Securitized Loans	$180,713	2.99%	2.89%	10.2%
CLOs	$32,674	4.18%	39.77%	N/A

(1)	Coupons, yields and CPRs are based on first quarter 2013 weighted average balances. Yields are calculated on amortized cost basis and do not reflect the effects of leverage.

(2)

CMBS carrying value, coupons and yield calculations are based on the underlying CMBS that are actually owned by the Company and do not include the other consolidated assets and liabilities of the Consolidated K-Series not owned by the Company.

Additional Information

As of March 31, 2013, the Company funded a portion of its investment portfolio with $878.8 million of repurchase agreement borrowings with a weighted average interest rate of 0.48%. In addition, as part of the hedging strategy for its Agency IOs, the Company had a net long position of $237.5 million of To-Be-Announced (“TBA”) securities as of March 31, 2013.

Analysis of Changes in Book Value

The following table analyzes the changes in book value for the quarter ended March 31, 2013 (amounts in thousands, except per share):

	Quarter Ended March 31, 2013
	Amount	Shares	Per Share(1)
Beginning Balance	$322,006	49,575	$6.50
Stock issuance, net (2)	2,496	391
Balance after share issuance activity	324,502	49,966	6.49
Dividends declared	(13,491)		(0.27)
Net change AOCI: (3)
Hedges	684		0.01
RMBS	(4,516)		(0.09)
CMBS	3,857		0.08
CLOs	851		0.02
Net income	15,383		0.31
Ending Balance(2)	$327,270	49,966	$6.55

(1)	Outstanding shares used to calculate book value per share for the quarter and year ended periods are based on outstanding shares as of March 31, 2013 of 49,966,230.
(2)	Amount excludes common stock subscribed of 164,500 shares that settled on April 1, 2013 with net proceeds to the Company of approximately $1.2 million.
(3)	Accumulated other comprehensive income (“AOCI”).

Conference Call

On Wednesday, May 8, 2013, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the three months ended March 31, 2013. The conference call dial-in number is (877) 312-8806. The replay will be available until Wednesday, May 15, 2013 and can be accessed by dialing (855) 859-2056 and entering passcode 65131167. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

First quarter 2013 financial and operating data can be viewed on the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on or before May 10, 2013. A copy of the Form 10-Q will be posted at the Company’s website as soon as reasonably practicable following its filing with the Securities and Exchange Commission.

Defined Terms

The following defines certain of the commonly used terms in this press release: “RMBS” refers to residential mortgage-backed securities comprised of adjustable-rate, hybrid adjustable-rate, fixed-rate, interest only and inverse interest only, and principal only securities; “Agency RMBS” refers to RMBS representing interests in or obligations backed by pools of residential mortgage loans issued or guaranteed by a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government, such as the Government National Mortgage Association (“Ginnie Mae”); “Agency ARMs” refers to Agency RMBS comprised of adjustable-rate and hybrid adjustable-rate RMBS; “IOs” refers collectively to interest only and inverse interest only mortgage-backed securities that represent the right to the interest component of the cash flow from a pool of mortgage loans; “Agency IOs” refers to Agency RMBS comprised of IOs; “POs” refers to mortgage-backed securities that represent the right to the principal component of the cash flow from a pool of mortgage loans; “ARMs” refers to adjustable-rate residential mortgage loans; “residential securitized loans” refers to prime credit quality residential ARM loans held in securitization trusts; “distressed residential loans” refers to a pool of performing and re-performing, fixed-rate and adjustable-rate, fully amortizing, interest-only and balloon, seasoned mortgage loans secured by first liens on one- to four-family properties held in securitization trust; “CMBS” refers to commercial mortgage-backed securities comprised of commercial mortgage pass-through securities, as well as IO or PO securities that represent the right to a specific component of the cash flow from a pool of commercial mortgage loans; “multi-family CMBS” refers to CMBS backed by commercial mortgage loans on multi-family properties; “multi-family securitized loans” refers to the commercial mortgage loans included in the Consolidated K-Series; “CDO” refers to collateralized debt obligation; “CLO” refers to collateralized loan obligation; and “Consolidated K-Series” refers to four separate Freddie-Mac sponsored multi-family loan K- Series securitizations, of which we, or one of our special purpose entities, or SPEs, own the first loss PO securities and certain IO securities.

We determined that the Consolidated K-Series were variable interest entities and that we are the primary beneficiary of the Consolidated K-Series. As a result, we are required to consolidate the Consolidated K-Series’ underlying multi-family loans including their liabilities, interest income and expense in our consolidated financial statements. We have elected the fair value option on the assets and liabilities held within the Consolidated K-Series, which requires that changes in valuations in the assets and liabilities of the Consolidated K-Series be reflected in our consolidated statement of operations.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). The Company invests in mortgage-related and financial assets and targets Agency RMBS, consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS, Agency IOs consisting of interest only and inverse interest only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans, multi-family CMBS, certain commercial real estate-related debt investments and residential mortgage loans, including loans sourced from distressed markets.

When used in this press release, in future filings with the Securities and Exchange Commission (“SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.

Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The following factors are examples of those that could cause actual results to vary from the Company’s forward-looking statements: changes in interest rates and the market value of the Company’s securities; changes in credit spreads; the impact of the downgrade of the long-term credit ratings of the U.S., Fannie Mae, Freddie Mac, and Ginnie Mae; market volatility; changes in the prepayment rates on the mortgage loans underlying the Company’s investment securities; increased rates of default and/or decreased recovery rates on the Company’s assets; the Company’s ability to borrow to finance its assets; changes in government regulations affecting the Company’s business; the Company’s ability to maintain its qualification as a REIT for federal tax purposes; the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including the risk factors described in the Company’s periodic reports filed with the SEC, could cause the Company’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

CONTACT:	AT THE COMPANY

Kristine R. Nario

Investor Relations

Phone: (646) 216-2363

Email: knario@nymtrust.com

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)

	For the Quarters
	Ended March 31,
	2013	2012
	(unaudited)	(unaudited)
INTEREST INCOME:
Investment securities and other	$11,153	$5,584
Multi-family loans held in securitization trusts	45,318	12,200
Residential mortgage loans held in securitization trusts	1,306	1,344
Distressed residential mortgage loans held in securitization trust	1,439	-
Total interest income	59,216	19,128

INTEREST EXPENSE:
Investment securities and other	1,629	452
Multi-family collateralized debt obligations	41,659	11,574
Residential collateralized debt obligations	298	359
Securitized debt	2,092	-
Subordinated debentures	467	499
Total interest expense	46,145	12,884

NET INTEREST INCOME	13,071	6,244

OTHER INCOME (EXPENSE):
Provision for loan losses	(283)	(230)
Realized (loss) gain on investment securities and related hedges, net	(3,162)	1,069
Realized gain on residential distressed mortgage loans held in securitization trust	136	-
Unrealized gain (loss) on investment securities and related hedges, net	2,456	(872)
Unrealized gain on multi-family loans and debt held in securitization trusts, net	7,051	2,023
Other income (including $19 and $0 from related parties, respectively)	180	374
Total other income	6,378	2,364

General, administrative and other expenses (including $874 and $309 to related parties, respectively)	3,935	2,718
Total general, administrative and other expenses	3,935	2,718

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	15,514	5,890
Income tax expense	131	-
NET INCOME	15,383	5,890
Net income attributable to noncontrolling interest	-	51
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$15,383	$5,839

Basic income per common share	$0.31	$0.42
Diluted income per common share	$0.31	$0.42
Dividends declared per common share	$0.27	$0.25
Weighted average shares outstanding-basic	49,611	13,998
Weighted average shares outstanding-diluted	49,611	13,998

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share amounts)

	March 31,	December 31,
	2013	2012
ASSETS	(unaudited)

Investment securities, available for sale, at fair value (including pledged securities of $945,300 and $954,656, respectively)	$1,033,917	$1,034,711
Investment securities, available for sale, at fair value held in securitization trusts	76,407	71,159
Residential mortgage loans held in securitization trusts (net)	180,713	187,229
Distressed residential mortgage loans held in securitization trust (net)	59,898	60,459
Multi-family loans held in securitization trusts, at fair value	5,376,150	5,442,906
Derivative assets	238,338	246,129
Cash and cash equivalents	15,888	31,777
Receivables and other assets	88,379	86,031
Total Assets(1)	$7,069,690	$7,160,401

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Financing arrangements, portfolio investments	$878,824	$889,134
Residential collateralized debt obligations	174,619	180,979
Multi-family collateralized debt obligations, at fair value	5,243,071	5,319,573
Securitized debt	117,671	117,591
Derivative liabilities	4,291	5,542
Payable for securities purchased	241,584	245,931
Accrued expenses and other liabilities	35,697	34,434
Accrued expenses, related parties	485	211
Subordinated debentures	45,000	45,000
Total liabilities(1)	6,741,242	6,838,395

Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, 400,000,000 authorized, 49,966,230 and 49,575,331 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	500	496
Common stock subscribed	1,178	-
Additional paid-in capital	344,007	355,006
Accumulated other comprehensive income	18,964	18,088
Accumulated deficit	(36,201)	(51,584)
Total stockholders' equity	328,448	322,006
Total Liabilities and Stockholders’ Equity	$7,069,690	$7,160,401

(1) Our condensed consolidated balance sheets include assets and liabilities of consolidated variable interest entities ("VIEs") as the Company is the primary beneficiary of these VIEs. At March 31, 2013 and December 31, 2012, assets of consolidated VIEs totaled $5,719,880 and $5,786,569, respectively, and the liabilities of consolidated VIEs totaled $5,555,329 and $5,636,650, respectively.